EXHIBIT 16.1

September 15, 2004

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C.   20549

Dear Sirs/Madams:

We have read Item 4.01 (a) of Scheid Vineyards Inc.’s Form 8-K dated September 15, 2004, and have the following comments:

1.     We agree with the statements made in the first, third and fourth paragraphs of Item 4.01(a), and the first sentence of the second paragraph of Item 4.01(a).

2.     We have no basis on which to agree or disagree with the statements made in the last sentence of the second paragraph of Item 4.01(a).

Yours truly,

/s/ DELOITTE & TOUCHE LLP